Exhibit 99.2

CONTACT:	WILLIAM R. SCHLUETER - (203) 625-0770

SECURITY CAPITAL CORPORATION RECEIVES REVISED OFFER FROM MAJORITY STOCKHOLDER TO ACQUIRE REMAINING SHARES OF SECURITY CAPITAL

Greenwich, CT – July 28, 2004 – Security Capital Corporation (AMEX: SCC) (“Security Capital”) announced today that it has received a letter from Brian D. Fitzgerald, a representative of Security Capital’s majority stockholder, CP Acquisition, L.P. No. 1, making a revised offer at a price per share of $9.50.  This revised offer increases the price from the $9.00 per share offer previously announced on July 14, 2004.

The Special Committee of the Board of Directors of Security Capital, in conjunction with its independent investment bank and independent legal counsel, will be considering the revised offer.

There is no assurance that a definitive merger agreement between the parties will be executed, or if executed, that the proposed transaction will be consummated.

Security Capital also announced today that it has been served with a complaint naming Security Capital, each member of its board of directors and CP Acquisition, L.P. No. 1, styled Paul Berger, on behalf of himself and all others similarly situated, v. Brian D. Fitzgerald, A. George Gebauer, Samuel B. Fortenbaugh, III, John H.F. Haskell, Jr., Edward Kelley, Jr., M. Paul Kelly, Security Capital Corporation and CP Acquisition, L.P. No. 1, and is aware of the filing of an additional complaint naming Security Capital, each member of its board of directors and CP Acquisition, L.P. No.1, styled Milton Pfeiffer v. Brian D. Fitzgerald, A. George Gebauer, Samuel B. Fortenbaugh, III, John H.F. Haskell, Jr., Edward Kelley, Jr., M. Paul Kelly, Security Capital Corporation and CP Acquisition, L.P. No. 1.  Each complaint was filed in the Court of Chancery of the State of Delaware by a purported stockholder of Security Capital, and each alleges that a class should be certified and the plaintiff be named as representative of the putative class.  Among other things, each complaint alleges that the defendants have breached their fiduciary duties to the putative class, and that the consideration of $9.00 per share initially offered in connection with the proposed merger is unfair, inadequate and not the result of arm’s-length negotiations.  Each complaint seeks an injunction against the proposed merger or, if the merger is consummated, the rescission of the merger, as well as money damages, attorneys’ fees, expenses and other relief.

Security Capital intends to vigorously defend these actions.

Security Capital Corporation operates three subsidiaries in three distinct business segments. Security Capital participates in the management of its subsidiaries while encouraging operating autonomy and preservation of entrepreneurial environments. The three business segments of Security Capital are employer cost containment and health services, educational services, and seasonal products. The seasonal products segment is now considered a discontinued operation.

This statement contains “forward-looking” statements within the meaning of the “safe harbor” provision of the Private Litigation Reform Act of 1995.  Such statements are based on management’s current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described in the forward-looking statements, as described in Security Capital’s periodic reports filed with the Securities and Exchange Commission.